Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES OPERATING RESULTS

Current Drilling Program Yielding Significant Production and Reserves

DENVER, COLORADO, August 31, 2011 —— Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, announced today certain unaudited operating information for the nine months ended July 31, 2011.

As previously reported, Credo is currently conducting the most aggressive drilling program in its history.  The 2011 drilling budget was increased by about 50% to $15,000,000, compared to $10,000,000 last year.  A total of 59 gross (26.3 net) wells are planned, representing a 149% increase in net wells over last year.  The company’s average well ownership will be about 45% in 2011, up 43% over last year.  Vertical oil wells in Kansas and Nebraska comprise approximately two-thirds of the exploration budget, with the other one-third allocated to horizontal oil drilling in the North Dakota Bakken and Texas Panhandle.  Thirty one (31) of the 59 wells will be company operated, a six-fold increase over last year.  Credo expects to fully fund its drilling from operating cash flow and cash on hand.

At July 31, 2011, a total of 36 gross wells had been drilled, of which approximately 70% were completed as producers.  Capital expenditures for the nine months totaled approximately $10,000,000 and yielded proved developed reserves totaling about 463,000 BOE (barrels of oil equivalent).  The indicated finding cost is $21.94 per BOE.

Production at July 31, 2011 was about 840 BOE per day, representing an 18% increase over 2010 fiscal year-end production.  Credo’s crude oil production is currently about 415 barrels per day, representing a 67% increase over oil production at the end of last year.  The Company’s focus is almost exclusively on oil drilling because crude oil currently enjoys a nearly four to one energy equivalent price advantage over natural gas.  Natural gas production has declined since the company has not drilled gas wells in about three years.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “Credo’s growth strategy continues to focus on drilling for oil in both horizontal and vertical plays.  The Company is reaping the benefits of successful drilling results from world-class resource plays like the North Dakota Bakken and the Texas Panhandle horizontal Tonkawa sandstone play, as well as from the highly economic shallow oil plays in Kansas and Nebraska.

“We are successfully adding production and reserves while aligning our capital program with cash flow, and generating low finding costs,” Smith said.  “Our balance sheet is in excellent condition as we enter the fourth quarter with ample cash and no debt.  I believe that our third quarter financials, to be released next week, are just beginning to reflect the success that our high value, oil-focused drilling program is generating.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:       Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:      www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.